Exhibit 10.29

July 27, 2016

Christian Kramer

[home address]

Re:Intermolecular, Inc. Offer Letter

Dear Chris:

Intermolecular, Inc. (the “Company”) is pleased to formally extend to you an offer of employment for the position of Chief Executive Officer and President, reporting to the Bruce McWilliams, Executive Chairman.  You will be based at Company’s offices in San Jose, California.  To compensate you for your efforts in this position, you will receive a compensation package including base salary, bonus, stock options, performance bonus, sign-on bonus and a comprehensive benefits plan and relocation as shown in Exhibit B.

1.Compensation.

(a)Base Salary.  You will be compensated in this exempt full-time position with a base salary of $35,416.67 per month (equivalent to $425,000 per annum), payable semi-monthly subject to standard payroll deductions and withholdings in accordance with the Company’s standard payroll practices for salaried employees.  This salary may be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.

(b)Stock Options.  The Company will recommend that the Board of Directors of the Company grant you, pursuant to the Company’s 2011 Incentive Award Plan (the “Plan”), an option to purchase 1,000,000 shares (the “Shares”) of the Company’s common stock at the then current fair market value as determined by the Board at that meeting. You should understand that only the Board can authorize the issuance of Stock Options and will set their price at the time of issuance. Subject to the terms and conditions of the Plan and the Company’s standard form of stock option agreement, the option shall vest with respect to 25% (250,000 shares) on the first anniversary of your Start Date, with the remaining 75% (750,000 shares) to vest in equal monthly installments over the next three years.

(c)Bonus.  You will be included in the executive management bonus plan with a target bonus opportunity of 67% of your base salary, pro-rated for any partial year of service.  Your target bonus will become earned based on you and the Company meeting certain performance criteria to be set by the Board of Directors or Compensation Committee from time to time, payable in cash.  Nothing in this

3011 North First Street, San Jose, CA 95134   (408) 582-5700 / (408) 582-5179 fax

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offer letter shall entitle you to receive a bonus in the event performance goals are not met.

(d)Change in Control and Severance Agreement. In connection with your employment hereunder, you will be entitled to enter into a Change in Control and Severance Agreement with the Company providing severance protection in the event of certain terminations of employment with the Company (the “Change in Control and Severance Agreement”).

(e)Benefits.   You shall be entitled to the Company’s basic employment benefits available to all Company employees (including medical, dental, vision, life insurance, disability, EAP and 401(k) plans), as they may change from time to time.  You acknowledge that participation in Company benefit programs may require payroll deductions and/or direct contributions by you.

(f)Employment Terms.  You will be required as a condition to your employment with the Company, to (i) acknowledge your receipt and understanding, and sign the Company’s standard Employee Proprietary Information and Inventions Agreement, attached hereto as Exhibit A; (ii) satisfactorily provide proof of your identity and sufficient documentation establishing your employment eligibility in the United States in accordance with Section 3 below, as well as your signature as required for the completion of a U.S. Government Form I-9; (iii) complete an authorization and release for a background check to be provided to you separately in writing via internet.

2.At-Will Employment.  Your employment with the Company will be “at-will,” meaning that you are free to resign at any time, whether prior to or after the start date, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, whether prior to or after the start date, for any reason or for no reason, with or without cause.  Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the CEO. Your participation in any stock purchase or benefit program is not to be regarded as assuring you continuing employment for any particular period of time.

3.Federal Immigration Law. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

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4.Satisfactory background Check. This offer and any continuing employment is contingent upon verification through a background check conducted by the Company (or by another on the Company’s behalf).

5.Ability to Accept Position.    You represent that there are no agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed by the Company.  You acknowledge that the Company has no reason to believe that you are contractually prohibited from performing the duties of your position and you represent that such is the case. You represent and warrant that you are not acting in breach of any non-competition, employment or other agreements with your current employer or any of your previous employers.

6.Outside Activities.  While you render services to the Company, you will not engage in any other gainful employment, business or activity without the written consent of the Company.  While you render services to the Company, you also will not assist any person or organization in competing with the Company, in preparing to compete with the Company or in hiring any employees of the Company.

7.Start Date.  Your start date shall be on or before August 4, 2016 or another date as mutually agreed upon between you and the CEO.  This offer, if not accepted, will expire at the close of business on July 30, 2016.

8.Entire Agreement.  This offer letter sets forth the full and complete agreement between you and the Company regarding your employment with the Company.  This letter, along with the enclosed Employee Proprietary Information and Inventions Agreement, the Authorization and Release Form for Background Check between you and the Company and the Change in Control and Severance Agreement set forth the terms of your employment with the Company and any additional or contrary terms, representations, offers or agreements, whether written or oral, that may have been made to you are hereby revoked and superseded in their entirety by this offer. This letter may not be modified or amended except by a written agreement, signed by the Chief Executive Officer of the Company and by you.

We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter and the enclosed Employee Proprietary Information and Inventions Agreement and returning them to me.

Very truly yours,

INTERMOLECULAR, INC.

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BY:  _/s/ Bruce McWilliams_________________

NAME: Bruce McWilliams

TITLE: President and Chief Executive Officer

AGREED AND ACCEPTED

I have read and accept this employment offer:

____/s/ Christian Kramer___________

Christian Kramer

Dated:  ____27 July 2016________

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